news                                                          UNIT CORPORATION
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         1000 Kensington Tower, 7130 South Lewis Avenue, Tulsa, Oklahoma 74136
                                      Telephone 918 493-7700, Fax 918 493-7714


                               Contact:     Larry D. Pinkston
                                            President, Treasurer
                                              and Chief Financial Officer
                                            (918) 493-7700



For Immediate Release...
February 2, 2004


                       UNIT CORPORATION ANNOUNCES CLOSE OF
                       PETROCORP INCORPORATED ACQUISITION
                        AND SIGNING OF NEW LOAN AGREEMENT

     Tulsa, Oklahoma . . . Unit Corporation (NYSE - UNT) announced today that it has closed its acquisition of PetroCorp Incorporated (AMEX - PEX).
     PetroCorp, a Tulsa-based company, explores and develops oil and natural gas properties primarily in Texas and Oklahoma. At December 31, 2003, PetroCorp had total reserves of 56.71 billion cubic feet of natural gas equivalents, consisting of 40.26 billion cubic feet of natural gas and 2.74 million barrels of oil. With the completion of this acquisition, Unit's total reserves will be
341.71 Bcfe, consisting of 294.46 Bcf of natural gas and 7.84 million barrels of oil.
     Seventy percent of PetroCorp's reserves are natural gas. Of PetroCorp's properties, 84.2% are located in the Mid-Continent and Permian basins, while 6.0% are located in the Rocky Mountains and 9.8% are located in the Gulf Coast basin. At year-end PetroCorp had 317 properties and operates approximately 120 of those properties.
     Unit also announced that on January 30, 2004, it entered into a new $150 million credit facility in place of its existing loan agreement.
     John G. Nikkel, Chief Executive Officer of Unit Corporation said, "The acquisition of PetroCorp fits well with Unit's current core area of operations, which will help us to further develop and exploit new fields. The acquisition will help Unit continue its record of increasing oil and natural gas reserves and will help supply a basis for increased drilling in the future."


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     Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and gas exploration, production and contract drilling. Unit's Common Stock is listed on the New York Stock Exchange under the symbol UNT. For more information about Unit Corporation, visit our website at http://www.unitcorp.com.

     This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act that involve risks and uncertainties, including the amount of the company's oil and natural gas reserves, the value of the company's oil and natural gas reserves, the number of future wells the company plans to drill, productive capabilities of the wells, future demand for oil and natural gas, oil and natural gas reserve information, anticipated production rates from company wells, the prospective capabilities of offset acreage, anticipated oil and natural gas prices, development, operational, implementation and opportunity risks, and other factors described from time to time in the company's publicly available SEC reports, which could cause actual results to differ materially from those expected.